UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 7, 2015

HAWAIIAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(Address of principal executive offices, including zip code)

(808) 835-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of certain Officers; Compensatory Arrangements of Certain Officers.
Effective October 7, 2015, Jonathan Snook was appointed as Interim Chief Operating Officer of Hawaiian Airlines, Inc. (the “Company”), a wholly-owned subsidiary of Hawaiian Holdings, Inc. (“Holdings”).
Mr. Snook, age 49, previously spent over 28 years at AMR Corporation/American Airlines, most recently as its Senior Vice President Customer Service since January 2013 and as its Vice President Operations Planning and Performance from March 2010 to January 2013.
Mr. Snook does not have a family relationship with any member of the board of directors or any executive officer of Holdings or the Company, and Mr. Snook has not been a participant or had an interest in any transaction with Holdings or the Company that is reportable under Item 404(a) of Regulation S-K.
Compensatory Arrangement with Jonathan Snook
In connection with Mr. Snook’s employment, he entered into an Employment Agreement with the Company (the “Employment Agreement”). The term of the Employment Agreement is for a period of four (4) months from October 7, 2015 and may be extended by the mutual consent of Mr. Snook and the Company. Pursuant to the Employment Agreement, Mr. Snook will receive a monthly salary of $36,666.66. In addition, he will be eligible to participate in the Company’s benefit plans of general application, and he will be provided reimbursement to cover his reasonable expenses in accordance with Company policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: October 9, 2015	By:	/s/ Hoyt H. Zia
Hoyt H. Zia Secretary